Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Neoprobe Corporation
Dublin, Ohio
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 28, 2008, relating to the consolidated financial statements of Neoprobe Corporation which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Chicago, Illinois
August 20, 2008